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                                                                     EXHIBIT 7.1

                             [TUBOSCOPE LETTERHEAD]

                                 March 8, 2000

Via Fax (713) 439-8678

Baker Hughes Incorporated
3900 Essex Lane, Suite 1200
Houston, TX 77027-5177

Attn: Mr. Douglas C. Doty

      Re: Right of First Refusal - Sale of Share of Tuboscope Inc. ("Tuboscope") by Baker Hughes Incorporated ("Baker")

Dear Doug:

     Further to our recent discussions, this letter will set forth our agreement regarding the sale of Baker's shares.

     Accordingly, Tuboscope and Baker agree to waive the provisions of Section
8.11 of the October 1, 1991 "Agreement for the Purchase and Sale of Baker Hughes Tubular Services Eastern Hemisphere Division by and between Tuboscope Corporation and Baker Hughes Incorporated" (the Agreement) for a period of thirty (30) days such that Baker may, in addition to the shares previously sold through March 7, 2000, sell up to 500,000 shares of Tuboscope stock within that period without further agreement, approval, or waiver by Tuboscope. At the end of thirty (30) days from this date, this Agreement will expire and the provisions of Section 8.11 above will revert into effect.

     If the above fully sets out our agreement, please so indicate by signing below and returning one (1) signed counterpart of this duplicate original letter to me.

                            Sincerely,

                            /s/ JOSEPH C. WINKLER
                            ----------------------------
                            Joseph C. Winkler
                            Executive Vice President and Chief Financial Officer

JCW/pw

Agreed and accepted this the 8th day of March, 2000.

                            BAKER HUGHES INCORPORATED

                            /s/ DOUGLAS C. DOTY
                            ----------------------------
                            Douglas C. Doty
                            Vice President and Treasurer